EXHIBIT 99





  FOR IMMEDIATE RELEASE         FOR MORE INFORMATION CONTACT:

  2/10/98                       Media:  Chuck Ebeling, 630-623-6150
                                Investors:  Mary Healy, 630-623-6429


                  McDONALD'S TO ACQUIRE MINORITY INTEREST IN
                            CHIPOTLE MEXICAN GRILL


  OAK BROOK, IL -- McDonald's Corporation has reached an agreement in principle to acquire a minority interest in World Foods, operator of

  Chipotle Mexican Grill, a chain of 14 fresh Mexican food restaurants currently serving customers in the Denver, CO, market.  Terms of the investment were not disclosed.  The transaction is expected to close soon.


  The balance of the company will be owned by Steven Ells, founder,

  president and chief executive officer of Chipotle Mexican Grill, and others.


  "This investment will mean no change in McDonald's USA strategy of growing our hamburger restaurant business.  McDonald's is making an opportunistically-driven minority investment in a small restaurant concept that has a strong customer following and an excellent performance record,"

  commented Patrick Flynn, executive vice president of McDonald's USA, and relationship partner to Chipotle Mexican Grill.


  "McDonald's grew to what it is today by testing new ways to meet our goal of satisfying customer's appetite for great food, served well, at a good value.  By testing new ideas and evaluating results, we expand our body of knowledge about the foodservice business.  Chipotle Mexican Grill is another opportunity to gain such learnings," Flynn continued.



                                    (more)


  "If after a period of development and evaluation, the business demonstrates sufficient growth potential and appeal, it would be our strategy to create additional franchising opportunities for McDonald's franchisees within the concept."  Flynn concluded.

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